Exhibit 2.1

FORM OF REORGANIZATION AGREEMENT

between

LIBERTY MEDIA CORPORATION

and

LIBERTY BROADBAND CORPORATION

Dated as of [•], 2014

i

7.6	Governing Law; Jurisdiction	22
7.7	Waiver of Jury Trial	23
7.8	Severability	23
7.9	Amendments; Waivers	24
7.10	No Strict Construction; Interpretation	24
7.11	Conflicts with Tax Sharing Agreement	24
7.12	Counterparts	25

EXHIBIT A-1 and A-2 — Forms of Aircraft Time Sharing Agreements
EXHIBIT B — Form of Facilities Sharing Agreement
EXHIBIT C — Form of Services Agreement
EXHIBIT D — Form of Spinco Charter
EXHIBIT E — Form of Tax Sharing Agreement

SCHEDULE 1.1 — Restructuring Plan

ii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of [•], 2014, is entered into by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (“LMC”), and LIBERTY BROADBAND CORPORATION, a Delaware corporation (“Spinco”).  Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, Spinco is and prior to the Spin-Off (as defined below) will be a wholly-owned Subsidiary of LMC;

WHEREAS, the LMC Board has determined that it is appropriate and in the best interests of LMC and its stockholders to reorganize its assets and liabilities by means of the Spin-Off (as defined below) of Spinco, the assets and liabilities of which would consist of all of LMC’s 26% ownership interest in, and warrants to purchase additional shares of, Charter Communications, Inc., a Delaware corporation (“Charter”), LMC’s 100% ownership interest in TruePosition, Inc. (“TruePosition”), LMC’s minority equity investment in Time Warner Cable Inc. (“TWC” and such investment the “TWC Investment”), certain deferred tax liabilities, liabilities related to a TWC call option and $320 million in indebtedness (with an additional $80 million available to be drawn);

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring (as defined below) and the distribution (the “Distribution”), by means of a dividend, of all of the issued and outstanding shares of common stock of Spinco to the holders of record on the Record Date (as defined below) of LMC’s Series A common stock, par value $.01 per share (“LMCA”), Series B common stock, par value $.01 per share (“LMCB”), and Series C common stock, par value $.01 per share (“LMCK” and together with LMCA and LMCB, the “Liberty Common Stock”);

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Distribution, have been approved by the LMC Board and, to the extent applicable, the Spinco Board, and are motivated in whole or substantial part by certain substantial corporate business purposes of LMC and Spinco;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution and the Distribution (together, the “Spin-Off”) are intended to qualify under, among other provisions, Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and are expected to accomplish certain corporate business purposes of LMC and Spinco (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
THE RESTRUCTURING

1.1                               Restructuring.

(a)                                 The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, that all of such steps (other than Step 12 in the Restructuring Plan) shall be completed by no later than the Effective Time.

(b)                                 The Contribution and the Distribution are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

1.2                               Transfer of Spinco Assets and Spinco Businesses; Assumption of Spinco Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-Off:

(a)                                 LMC, by no later than immediately before the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Spinco Assets and Spinco Businesses to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Spinco, and Spinco agrees to accept or cause to be accepted all such rights, title and interest in and to all the Spinco Assets and Spinco Businesses.  All Spinco Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of LMC.

(b)                                 LMC, by no later than immediately before the Effective Time, shall cause all of the Spinco Liabilities to be assigned, directly or indirectly, to Spinco, and Spinco agrees to accept, assume, perform, discharge and fulfill all of the Spinco Liabilities in accordance with their respective terms.

(c)                                  Upon completion of the transactions contemplated by Sections 1.2(a) and (b) above: (i) Spinco will own, directly or indirectly, the Spinco Businesses and the Spinco Assets and be subject to the Spinco Liabilities; and (ii) LMC will continue to own, directly or indirectly, the LMC Retained Businesses and the LMC Retained Assets and continue to be subject to the LMC Retained Liabilities.

1.3                               Third Party Consents and Government Approvals.  To the extent that either the Distribution or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Distribution and each step in the Restructuring Plan.

1.4                               Further Actions.  From and after the Effective Time, upon the reasonable request of a party hereto, each other party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

1.5                               Restructuring Documents.  All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement shall be in form satisfactory to LMC, Spinco and any additional signatories hereto.

1.6                               Qualification as Reorganization.  For U.S. federal income tax purposes, (1) each step of the Restructuring is generally intended to be undertaken in a manner so that no gain or loss is recognized (and no income is taken into account) by LMC, Spinco or their respective Subsidiaries, and (2) the Contribution and the Distribution are intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code.

ARTICLE II
THE DISTRIBUTION

2.1                               The Distribution.

(a)                                 The LMC Board shall have the authority and right: (i) to declare or refrain from declaring the Distribution; (ii) to establish and change the date and time of the record date for the Distribution (the “Record Date”); (iii) to establish and change the date and time at which the Distribution shall be effective (the “Distribution Date”); and (iv) prior to the Distribution Date, to establish and change the procedures for effecting the Distribution; subject, in all cases, to the applicable provisions of the DGCL.

(b)                                 On the Distribution Date, subject to the conditions to the Distribution set forth in Section 2.2, LMC shall cause to be distributed to the holders of record of Liberty Common Stock on the Record Date (such holders, the “Liberty Record Holders”), as a dividend, all the issued and outstanding shares of Spinco Common Stock on the basis of (i) one-fourth of a share of Series A Common Stock, par value $.01 per share, of Spinco (“Spinco Series A Common Stock”) for each share of LMCA held of record on the Record Date, (ii) one-fourth of a share of Series B Common Stock, par value $.01 per share, of Spinco (“Spinco Series B Common Stock”) for each share of LMCB held of record on the Record Date, and (iii) one-fourth of a share of Series C Common Stock, par value $.01 per share, of Spinco (“Spinco Series C Common Stock” and together with the Spinco Series A Common Stock and Spinco Series B Common Stock, “Spinco Common Stock”) for each share of LMCK held of record on the Record Date, in each case with cash being issued in lieu of fractional shares of Spinco Common Stock.

(c)                                  Immediately prior to the Distribution Date and in accordance with the Restructuring Plan, Spinco shall cause the Spinco Charter to be filed with the Delaware Secretary of State, whereupon the issued and then outstanding shares of Spinco Common Stock (all of which shall be owned by LMC), shall automatically be reclassified into: (i) a number of shares of Spinco Series A Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of shares of LMCA outstanding as of the Record Date and (B) 0.25, (ii) a number of shares of Spinco Series B Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of LMCB outstanding as of the Record Date and (B) 0.25, and (iii) a number of shares of Spinco Series C Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of shares of LMCK outstanding as of the Record Date and (B) 0.25.

(d)                                 LMC will take such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Distribution to be effected in compliance, in all material respects, with such laws.

2.2                               Conditions to the Distribution.  The Distribution is subject to the satisfaction of the following conditions:

(a)                                 the LMC Board, or in the case of determining the Record Date, a committee thereof, shall have taken all necessary corporate action to establish the Record Date and to declare the dividends in order to effect the Distribution in accordance with the LMC Charter and bylaws and the DGCL;

(b)                                 LMC shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to LMC, to the effect that the Spin-Off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by LMC upon the distribution of Spinco Common Stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty common stock upon the receipt of shares of Spinco Common Stock in the Spin-Off (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock);

(c)                                  each of the Registration Statement on Form S-1 relating to the Distribution (the “Registration Statement”) and the registration of the Spinco Common Stock under Section 12 of the Exchange Act shall be effective as of the Distribution Date;

(d)                                 the Spinco Series A Common Stock and Spinco Series C Common Stock shall have been approved for listing on The NASDAQ Stock Market;

(e)                                  Spinco and one or more of its Subsidiaries shall have entered into margin loan agreements in an aggregate principal amount of $400 million (the “Margin Loan Agreements”); and

(f)                                   any other regulatory or contractual approvals that a committee of the LMC Board determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of LMC and shall not in any way limit LMC’s right to amend, modify or terminate this Agreement in accordance with Section 6.1.  Any of the foregoing conditions set forth in Section 2.2(e) and (f) may be waived by the LMC Board and any determination made by the LMC Board prior to the Distribution concerning the satisfaction or waiver of any condition set forth in this Section 2.2 shall be final and conclusive.

2.3                               Treatment of Outstanding Equity Awards.

(a)                                 Certain current and former employees, non-employee directors and consultants of LMC, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, stock appreciation rights, and restricted shares in respect of Liberty Common Stock pursuant to various stock incentive plans of LMC administered by the LMC Board (collectively, “Awards”).  LMC and Spinco shall use commercially reasonable efforts to take all actions necessary or appropriate so that Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3.

(b)                                 Options. As of the Effective Time, and as determined by the LMC Board pursuant to its authority granted under the applicable stock incentive plan of LMC, each holder of a Liberty Option (whether unvested, partially vested or fully vested) (each such Liberty Option, an “Outstanding Liberty Option”), will receive an option to purchase shares of the corresponding series of Spinco Common Stock (a “Spinco Option”) and an adjustment to the Outstanding Liberty Option (as so adjusted, an “Adjusted Liberty Option”) such that the pre-Spin-Off intrinsic value of the Outstanding Liberty Option is allocated between the Spinco Option and the Adjusted Liberty Option.

Except as described herein, all other terms of the Spinco Options and the Adjusted Liberty Options (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Options; provided, that the terms and conditions of exercise of the Spinco Options shall in any event be determined in a manner consistent with Section 409A of the Code.

(c)                                  SARs.  As of the Effective Time, and as determined by the LMC Board pursuant to its authority granted under the applicable stock incentive plan of LMC, each holder of a Liberty SAR (whether unvested, partially vested or fully vested) (each such Liberty SAR, an “Outstanding Liberty SAR”), will receive a stock appreciation right with respect to shares of the corresponding series of Spinco Common Stock (a “Spinco SAR”) and an adjustment to the Outstanding Liberty SAR (as so adjusted, an “Adjusted Liberty SAR”) such that the pre-Spin-Off intrinsic value of the Outstanding Liberty SAR is allocated between the Spinco SAR and the Adjusted Liberty SAR.

Except as described herein, all other terms of the Spinco SARs and the Adjusted Liberty SARs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty SARs; provided, that the terms and conditions of exercise of the Spinco SARs shall in any event be determined in a manner consistent with Section 409A of the Code.

(d)                                 Restricted Stock.  Shares of Liberty Common Stock that are subject to a restricted stock award granted under a stock incentive plan of LMC (“Liberty Restricted Stock”) will participate in the Distribution in the same manner as other outstanding shares of Liberty Common Stock.  Except as described herein, shares of Spinco Common Stock received by such holders of Liberty Restricted Stock (“Spinco Restricted Stock”) will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of Liberty Restricted Stock immediately prior to the Effective Time.

(e)                                  From and after the Effective Time, Spinco Options, Spinco SARs and Spinco Restricted Stock, regardless of by whom held, shall be settled by Spinco pursuant to the terms of the Spinco Transitional Plan.  The obligation to deliver (i) shares of Spinco Common Stock upon the exercise of Spinco Options, (ii) cash or shares of Spinco Common Stock in settlement of Spinco SARs or (iii) shares of Spinco Common Stock upon vesting of shares of Spinco Restricted Stock shall be the sole obligation of Spinco, and LMC shall have no Liability in respect thereof.

(f)                                   It is intended that the Spinco Transitional Plan be considered, as to any Spinco Option, Spinco SAR or Spinco Restricted Stock that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to the stock incentive plan of LMC pursuant to which the corresponding Liberty Option, Liberty SAR or Liberty Restricted Stock was issued, and Spinco shall be deemed to have assumed the obligations under the applicable stock incentive plans of LMC to make the adjustments to the Awards set forth in this Section 2.3.

(g)                                  With respect to Awards adjusted and any equity awards issued as a result of such adjustments (collectively, “Post Spin Awards”), in each case, pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, LMC, Spinco, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to LMC and Spinco and their respective Subsidiaries for all purposes under such Post Spin Awards following the Effective Time.

(h)                                 Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment for any employee of LMC, Spinco or any of their respective Subsidiaries for purposes of any Post Spin Award.

(i)                                     Spinco agrees that, on and after the Effective Date, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 with respect to shares of Spinco Common Stock issuable upon exercise of Spinco Options or settlement of Spinco SARs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other as follows:

(a)                                 Organization and Qualification.  Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b)                                 Authorization and Validity of Agreement.  Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 5.3 (the “Other Agreements”).  The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2                               No Approvals or Notices Required; No Conflict with Instruments.  The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties.

3.3                               No Other Reliance.  In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied.  Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all Spinco Assets and Spinco Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV
COVENANTS

4.1                               Cross-Indemnities.

(a)                                 Spinco hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless LMC, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “LMC Indemnified Parties”) from and against any Losses incurred by the LMC Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i)                                     the conduct of the Spinco Businesses (whether before or after the Closing);

(ii)                                  the Spinco Assets;

(iii)                               the Spinco Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Spinco or any of its Subsidiaries under this Agreement, any Restructuring Agreement or any Other Agreement.

(b)                                 LMC hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Spinco, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Spinco Indemnified Parties”) from and against any Losses incurred by the Spinco Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i)                                     the conduct of the LMC Retained Businesses (whether before or after the Closing);

(ii)                                  the LMC Retained Assets;

(iii)                               the LMC Retained Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of LMC or any of its Subsidiaries (other than the Spinco Entities) under this Agreement, any Restructuring Agreement or any Other Agreement.

(c)                                  The indemnification provisions set forth in Sections 4.1(a) and (b) shall not apply to: (i) any Losses the responsibility for which is expressly covered by the Tax Sharing Agreement; (ii) any Losses incurred by any Spinco Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Subsidiaries or Affiliates, on the one

hand, and (y) Spinco or any of its Subsidiaries or Affiliates, on the other hand; and (iii) any Losses incurred by any LMC Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Subsidiaries or Affiliates, on the one hand, and (y) Spinco or any of its Subsidiaries or Affiliates, on the other hand.

(d)                                 (i)                                     In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim.  The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)                                  After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such Claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims).  The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof.  If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)                               If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim.  The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)                                  In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages;  provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(f)                                   The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)                                  The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h)                                 If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)                                     The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)                                    The rights and obligations of the LMC Indemnified Persons and the Spinco Indemnified Persons under this Section 4.1 shall survive the Spin-Off.

(k)                                 For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(l)                                     To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 4.1.

4.2                               Financing.  Prior to the Closing, Spinco and one or more of its Subsidiaries shall enter into the Margin Loan Agreements with certain lenders pursuant to which Spinco and one or more of its Subsidiaries may borrow up to an aggregate principal amount of $400 million, secured by a portion of the Charter Securities and guaranteed by Spinco.

4.3                               Further Assurances.  At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

4.4                               Specific Performance.  Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.5                               Access to Information.

(a)                                 Each party will provide to the other party, at any time before or after the Distribution Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of LMC and Spinco will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b)                                 Any information belonging to a party that is provided to another party pursuant to Section 4.5(a) will remain the property of the providing party.  The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.5 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement.  Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)                                  The party requesting any information under this Section 4.5 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)                                 For the avoidance of doubt, the provisions of this Section 4.5 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.5.

4.6                               Confidentiality.  Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable law.

(a)                                 “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Spinco or the Spinco Businesses or which constitute Spinco Assets on or prior to the Closing Date will constitute Proprietary Information of Spinco for purposes of this Section 4.6.

(b)                                 Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party, or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.7                               Notices Regarding Transferred Assets.  Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.7.

4.8                               Treatment Of Payments.  The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.4 of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder if such payment would have been required to be increased or reduced under such section if it were a payment made pursuant to the Tax Sharing Agreement.

ARTICLE V
CLOSING

5.1                               Closing.  Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the satisfaction or waiver of all conditions set forth in each of Sections 2.2 and 5.2, the closing of the Distribution (the “Closing”) will take place at the offices of LMC, at 12300 Liberty Boulevard, Englewood, Colorado, at a mutually acceptable time and date to be determined by LMC (the “Closing Date”).

5.2                               Conditions to Closing.

(a)                                 The obligations of the parties to complete the transactions provided for herein are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b)                                 The performance by each party of its obligations hereunder is further conditioned upon:

(i)                                     the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)                                  the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3                               Deliveries at Closing.

(a)                                 LMC.  At the Closing, LMC will deliver or cause to be delivered to Spinco:

(i)                                     the Tax Sharing Agreement duly executed by an authorized officer of LMC;

(ii)                                  the Services Agreement duly executed by an authorized officer of LMC;

(iii)                               the Facilities Sharing Agreement duly executed by an authorized officer of Liberty Property Holdings, Inc. and an authorized officer of LMC;

(iv)                              each Aircraft Time Sharing Agreement duly executed by an officer of LMC or one or more of its Subsidiaries, as applicable;

(v)                                 the Charter Stockholders Agreement Amendment, duly executed by an authorized officer of LMC and an authorized officer of Charter;

(vi)                              the Voting Agreement Assignment and Assumption Agreement, duly executed by an authorized officer of LMC and an authorized officer of Comcast Corporation;

(vii)                           a secretary’s certificate certifying that the LMC Board has authorized the execution, delivery and performance by LMC of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

(viii)                        such other documents and instruments as Spinco may reasonably request.

(b)                                 Spinco.  At the Closing, Spinco will deliver or cause to be delivered to LMC:

(i)                                     the Tax Sharing Agreement duly executed by an authorized officer of Spinco;

(ii)                                  the Services Agreement duly executed by an authorized officer of Spinco;

(iii)                               the Facilities Sharing Agreement duly executed by an authorized officer of Spinco;

(iv)                              each Aircraft Time Sharing Agreement duly executed by an authorized officer of Spinco;

(v)                                 the Charter Stockholders Agreement Amendment, duly executed by an authorized officer of Spinco;

(vi)                              the Voting Agreement Assignment and Assumption Agreement, duly executed by an authorized officer of Spinco;

(vii)                           the Margin Loan Agreements duly executed by Spinco, a wholly-owned subsidiary of Spinco and the financial counterparties thereto;

(viii)                        a secretary’s certificate certifying that the Spinco Board has authorized the execution, delivery and performance by Spinco of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(ix)                              such other documents and instruments as LMC may reasonably request.

ARTICLE VI
TERMINATION

6.1                               Termination.  This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of LMC without the approval of Spinco. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2                               Effect of Termination.  In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clause (i), (ii), (iii) or (iv) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) LIC taken together with its Subsidiaries and any of their respective Investees, (ii) Spinco taken together with its Subsidiaries and any of their respective Investees, (iii) LMC taken together with its Subsidiaries and their respective Investees, (iv) TripCo taken together with its Subsidiaries and any of their respective Investees and (v) Starz taken together with its Subsidiaries and any of their respective Investees.

“Aircraft Time Sharing Agreement” means each of the Aircraft Time Sharing Agreements to be entered into between LMC and Spinco, one for each of the two aircraft owned by LMC, substantially in the form attached hereto as Exhibit A-1 and the Aircraft Time Sharing Agreement to be entered into among Subsidiaries of LMC and Spinco for the NetJets aircraft in which such Subsidiaries of LMC have ownership or management rights, as applicable, substantially in the form attached hereto as Exhibit A-2.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Charter Securities” means the shares of Class A common stock, par value $0.001 per share, of Charter beneficially owned by LMC immediately prior to the Effective Time of the Spin-Off.

“Charter Stockholders Agreement Amendment” means the amendment, by and among LMC, Spinco and Charter, dated, September 29, 2014, to the Stockholders Agreement, dated March 19, 2013, by and between Charter and LMC.

“Contribution” has the meaning given to such term in the Restructuring Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Distribution will be effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into between Liberty Property Holdings, Inc., LMC and Spinco, substantially in the form attached hereto as Exhibit B.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“IRS” means the Internal Revenue Service.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“LMC Board” means the Board of Directors of LMC or a duly authorized committee thereof.

“LMC Charter” means the Restated Certificate of Incorporation of LMC, as in effect immediately prior to the Distribution Date.

“LMC Entity” or “LMC Entities” means and includes each of LMC and its Subsidiaries (other than the Spinco Entities), after giving effect to the Restructuring.

“LMC Retained Assets” means all Assets which are held at the Effective Time by LMC.

“LMC Retained Businesses” means all businesses which are held at the Effective Time by LMC.

“LMC Retained Liabilities” means all Liabilities which are held at the Effective time by LMC.

“Liberty Option” means an option to purchase shares of Liberty Common Stock pursuant to a stock incentive plan of LMC.

“Liberty SAR” means a stock appreciation right with respect to shares of Liberty Common Stock granted under a stock incentive plan of LMC.

“LMC” means Liberty Media Corporation.

“LIC” means Liberty Interactive Corporation.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of LMC, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including Spinco, LIC, TripCo, Ascent Capital Group, Inc., Discovery Communications, Inc., Liberty Global, Inc. and Starz.

“Restructuring Plan” means the Restructuring Plan attached hereto as Schedule 1.1.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Registration Statement or any amendments or supplements thereto, including any preliminary filings of the same, and any other registration statements or reports filed under the Securities Act or Exchange Act, in connection with the Spin-Off.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into between LMC and Spinco, substantially in the form attached hereto as Exhibit C.

“Spinco Assets” means TruePosition, Inc., the TWC Investment and the Charter Securities and all Assets related thereto.

“Spinco Board” means the Board of Directors of Spinco or a duly authorized committee thereof.

“Spinco Businesses” means Spinco’s wholly owned Subsidiary TruePosition, Inc.

“Spinco Charter” means the Restated Certificate of Incorporation of Spinco to be filed with the Delaware Secretary of State immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit D.

“Spinco Entity” or “Spinco Entities” means and includes each of Spinco and its Subsidiaries, after giving effect to the Restructuring.

“Spinco Liabilities” means all Liabilities of LMC relating to TruePosition, Inc., the TWC Investment and the Charter Securities.

“Spinco Option” means any option to purchase shares of Spinco Common Stock issued pursuant to the Spinco Transitional Plan.

“Spinco Restricted Stock” means any shares of Spinco Common Stock subject to restricted stock awards issued pursuant to the Spinco Transitional Plan.

“Spinco SARs” means stock appreciation rights with respect to Spinco Common Stock issued pursuant to the Spinco Transitional Plan.

“Spinco Transitional Plan” means the Liberty Broadband Corporation Transitional Stock Adjustment Plan.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  For purposes of this Agreement, both prior to and after the Effective Time, none of Spinco and its Subsidiaries shall be deemed to be Subsidiaries of LMC or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between LMC and Spinco, substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“TripCo” means Liberty TripAdvisor Holdings, Inc.

“Voting Agreement Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of October 2, 2014 by and among Comcast Corporation, LMC and Spinco relating to the Voting Agreement, dated as of April 25, 2014, by and between Comcast Corporation and LMC.

(b)                                 As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Adjusted Liberty Option	Section 2.3(b)(i)
Adjusted Liberty SAR	Section 2.3(c)(i)
Agreement	Preamble
Awards	Section 2.3(a)
Charter	Recitals
Closing	Section 5.1
Closing Date	Section 5.1
Code	Recitals
Disclosing Party	Section 4.6(a)
Distribution	Recitals
Distribution Date	Section 2.1(a)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Liberty Common Stock	Recitals
Liberty Record Holders	Section 2.1(b)

Liberty Restricted Stock	Section 2.3(d)
LMC	Preamble
LMC Indemnified Parties	Section 4.1(a)
LMCA	Recitals
LMCB	Recitals
LMCK	Recitals
Margin Loan Agreements	Section 2.2(e)
Outstanding Liberty Option	Section 2.3(b)(i)
Outstanding Liberty SAR	Section 2.3(c)
Other Agreements	Section 3.1(b)
Post Spin Awards	Section 2.3(g)
Proprietary Information	Section 4.6(a)
Receiving Party	Section 4.6(b)
Record Date	Section 2.1(a)
Registration Statement	Section 2.2(d)
Restructuring	Section 1.1(a)
Restructuring Agreements	Section 3.1(b)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Spin-Off	Recitals
Spinco	Preamble
Spinco Option	Section 2.3(b)(i)
Spinco SAR	Section 2.3I(i)
Spinco Common Stock	Section 2.1(b)
Spinco Indemnified Parties	Section 4.1(b)
Spinco Restricted Stock	Section 2.3(d)
Spinco Series A Common Stock	Section 2.1(b)
Spinco Series B Common Stock	Section 2.1(b)
Spinco Seires C Common Stock	Section 2.1(b)
Third-Party Claim	Section 4.1(d)(i)
TruePosition	Recitals
TWC	Recitals
TWC Investment	Recitals

7.2                               No Third-Party Rights.  Except for the indemnification rights of the LMC Indemnified Persons and the Spinco Indemnified Persons pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3                               Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any LMC Entity:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5401
Attention: General Counsel

if to any Spinco Entity:	Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5401
Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4                               Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding.  Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5                               Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that LMC and Spinco may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve LMC or Spinco, as the assignor, of its obligations hereunder.

7.6                               Governing Law; Jurisdiction.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this

Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

7.7                               Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9                               Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10                        No Strict Construction; Interpretation.

(a)                                 LMC and Spinco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)                                 When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11                        Conflicts with Tax Sharing Agreement.  In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

7.12                        Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

LIBERTY BROADBAND CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of [ ], 2014, by and between Liberty Media Corporation and Liberty Broadband Corporation have not been provided herein:

Exhibit A-1 — Form of Aircraft Time Sharing Agreement (LMC Owned Aircraft) (See Exhibit 10.11 to Amendment No. 2 to Form S-1 filed herewith)

Exhibit A-2 — Form of Aircraft Time Sharing Agreement (NetJets Aircraft) (See Exhibit 10.11 to Amendment No. 2 to Form S-1 filed herewith)

Exhibit B — Form of Facilities Sharing Agreement (See Exhibit 10.9 to Amendment No. 2 to Form S-1 filed herewith)

Exhibit C — Form of Services Agreement (See Exhibit 10.8 to Amendment No. 2 to Form S-1 filed herewith)

Exhibit D — Form of Spinco Charter (See Exhibit 3.1 to Amendment No. 2 to Form S-1 filed herewith)

Exhibit E — Form of Tax Sharing Agreement (See Exhibit 10.7 to Amendment No. 2 to Form S-1 filed herewith)

Schedule 1.1 — Restructuring Plan

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.